ITEM 77(Q)(a) - COPIES OF ANY MATERIAL AMENDMENTS
TO THE REGISTRANT'S CHARTER OR BY-LAWS


Federated Limited Duration Government Fund, Inc.

Amendment #6
to the By-Laws

Effective August 25, 2003

Insert the following into Article IV, Officers, and renumber Section 14 as Section 15:

Section 14.  Chief Legal Officer.  The Chief Legal
Officer shall serve as Chief Legal Officer for the Corporation, solely for purposes of complying with the attorney conduct rules ("Attorney
Conduct Rules") enacted by the Securities Exchange
Commission pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 (the "Act").
The Chief Legal Officer shall have the authority to exercise all powers permitted to be exercised by a chief legal officer pursuant to Section 307 of the Act. The Chief Legal Officer, in his sole discretion, may delegate his responsibilities as
Chief Legal Officer under the Attorney Conduct
Rules to another attorney or firm of attorneys.


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